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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  H POWER CORP.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

         H Power Corp. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         The Board of Directors of the Corporation duly adopted a resolution by unanimous written consent dated August 30, 2002, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at the Annual Meeting of Stockholders held on October 15, 2002 in accordance with
Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:   That the first paragraph of Article IV: CAPITAL STRUCTURE of the
            Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following two paragraphs are inserted in lieu thereof:

                    "Effective at 5:00 p.m., eastern time, on the filing
            date of this Certificate of Amendment of Restated Certificate of Incorporation (the "Effective Time"), a one-for-five reverse stock split of the Corporation's common stock shall become effective, pursuant to which each five shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified and combined (the "Reverse Split") into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time (the "New Common Stock"). No fractional shares of common stock shall be issued as a result of such reclassification and combination. In lieu of any fractional share to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the Nasdaq National Market during regular trading hours for the five trading days immediately


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            preceding the Effective Time. Whether or not fractional shares are issuable upon such reclassification and combination shall be determined on the basis of the total number of shares of Old Common Stock held by a holder and the total number of shares of New Common Stock issuable to such holder as a result of the Reverse Split.

                    The total number of shares of all classes of stock
            which the Corporation has authority to issue is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), which Preferred Stock shall have such designations, powers, preferences and rights as may be authorized by the Board of Directors from time to time."


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of October, 2002.

                                      H POWER CORP.




                                      By: /s/ H. Frank Gibbard
                                         ---------------------------
                                      Name:  Frank Gibbard
                                      Title: Chief Executive Officer